PFSweb Promotes Zach Thomann to Chief Operating Officer

ALLEN, Texas – January 24, 2022 – PFS (NASDAQ:PFSW), a premier eCommerce order fulfillment provider, announced the promotion of Zach Thomann to PFSweb Chief Operating Officer (COO).

Since starting with PFS in 2003, Zach has served in numerous leadership roles, most recently as President of PFS and PFSweb Executive Vice President. In his new role as PFSweb COO, Zach will be responsible for the global management and strategy of all core PFS business activities, including order fulfillment and distribution operations, order management technology, client financial services, PFS omnichannel product development, contact center operations, as well as the consolidation of key corporate support services into the core PFS business.

PFSweb CEO Mike Willoughby commented, “Zach’s service as PFS President has been the primary driving force behind our two consecutive years of record order fulfillment. During that time, we added two new fulfillment centers in the U.S. and moved facilities in Belgium and Canada to expand our global operational footprint. Our clients brought unique challenges and requirements in 2021 as they sought new strategies to improve and expand their eCommerce operations, and that provided the opportunity for us to expand and operate multi-node fulfillment strategies for several clients.”

Willoughby concluded, “I’m thrilled that we are entering 2022 with high client satisfaction, reflecting our continued strong operational performance, including during this recent holiday period. Zach’s leadership through the LiveArea divestiture and transition services agreement with Merkle has also been instrumental in enhancing the strength and stability of the core business. I’m encouraged to have Zach as a critical partner as we work together to lead our company into the next chapter of our corporate journey.”

Zach will continue reporting to CEO Mike Willoughby as PFSweb Executive Vice President and Chief Operating Officer and President of PFS.

About PFS
PFS, the business unit of PFSweb, Inc. (NASDAQ: PFSW) is a premier eCommerce order fulfillment provider. We facilitate each operational step of an eCommerce order in support of DTC and B2B retail brands and specialize in health & beauty, fashion & apparel, jewelry, and consumer packaged goods. Our scalable solutions support customized pick/pack/ship services that deliver on brand ethos with each order. A proven order management platform, as well as high-touch customer care, reinforce our operation. With 20+ years as an industry leader, PFS is the BPO of choice for brand-centric companies and household brand names, such as L’Oréal USA, Champion, Pandora, Shiseido Americas, Kendra Scott, the United States Mint, and many more. The company is headquartered in Allen, TX with additional locations around the globe. For more information, visit www.pfscommerce.com or ir.pfsweb.com for investor information.

Investor Relations:
Cody Slach and Jackie Keshner
Gateway Investor Relations
1-949-574-3860
PFSW@gatewayir.com